Exhibit 3.1

Translation for information purposes only

BIOPHYTIS

Public limited company with Board of Directors and capital of 2,692,682.60 Euros
Registered office: 14 avenue de l’Opéra - 75001 Paris

492 002 225 RCS Trade and Company Register of Paris

ARTICLES OF ASSOCIATION

Updated by the decision

of the Chief Executive Officer dated 2 November 2017

Certified by the Chairman and Chief Executive Officer

/s/ Stanislas Veillet
Mr Stanislas Veillet

TITLE I FORM - PURPOSE - CORPORATE NAME - REGISTERED OFFICE - TERM

Article 1 — Form

The Company Biophytis, created in the form of a Simplified Joint Stock Company has, pursuant to articles L.224-3 and L.227-9 of the French Commercial Code, adopted the form of a public limited company, following a decision of the partners dated 12 September 2014, without this resulting in the creation of a new legal entity.

The company is governed by these Articles of Association and the legislative or regulatory provisions in force, in particular by the provisions of second Book of the Commercial Code, as well as by all subsequent legislative and regulatory texts or by those that may be applicable during the company’s life.

Article 2 - Purpose

The Company has as its purpose, in France and in all countries:

•                                         the creation, operation, lease and rental management of all business, plants and institutions, the acquisition of holdings in any company, as well as all business, financial or industrial transactions, as well as those involving movable and immovable assets annexed or related directly or indirectly to the research, production, distribution and sale of any product and service beneficial to animal or human health;

•                                         the research and development of drug and nutraceutical candidates, especially in the field of ageing related illnesses;

•                                          and, more generally, all financial, commercial, industrial, civil, real estate or property transactions that could be directly or indirectly related, in whole or in part, to either objects specified above or to any other similar or related purposes.

Article 3 - Corporate name

The Company’s corporate name is:

BIOPHYTIS

In all instruments and documents issued by the Company, the corporate name must always be preceded or immediately and legibly followed by the words “corporation” or the initials “S.A.,” with a statement of its share capital as well as the place and registration number of the Trade and Companies Register in which it is registered.

Article 4 — Registered office

The registered office is located at: 14 avenue de l’Opéra - 75001 Paris

It may be transferred to any place in the department or to an adjacent department by a simple decision of the Board of Directors, subject to the ratification of this decision by the next Ordinary General Meeting, and in any case by a decision of the Extraordinary General Meeting of Shareholders. When a transfer is decided by the Board of Directors, the articles of association shall be amended accordingly.

Article 5 - Term

The Company will have a term of ninety-nine years from the date of its registration in the Trade and Companies Register, except in case of early dissolution or extension.

At least one year before the expiry of the Company, the Board of Directors should call for an Extraordinary General Meeting of Shareholders in order to decide whether the Company is to be extended. Failing this, any Shareholder may ask the President of the Commercial Court, acting upon request, to appoint an agent of justice tasked with convening the meeting and the decision provided for above.

TITLE II SHARE CAPITAL - SHARES

Article 6 — Contributions

At the incorporation of the company, a contribution was made by Mr Stanislas VEILLET, sole shareholder, for a sum in cash of SIXTY-THREE THOUSAND Euros (€63,000) corresponding to the amount of the share capital.

The sum of thirty-one thousand five hundred Euros (€31,500) was deposited on 7 September 2006 on behalf of the Company being formed into an account opened with the bank CIC located at 11, rue Aguesseau (75008) PARIS.

The balance, that is to say, the sum of thirty-one thousand five hundred Euros (€31,500), has been deposited with the above-mentioned CIC bank as a result of a certificate issued by that establishment on 25 May 2007.

Following a decision by the sole shareholder dated 30 July 2008, the Chairman observed on 1st August 2008 the performance of a capital increase of TWO HUNDRED FOUR THOUSAND Euros (€204,000) by a cash contribution in the amount of TWENTY-FOUR THOUSAND Euros (€24,000) and by an offset against liquid and payable claims due on the company for the amount of ONE HUNDRED EIGHTY THOUSAND Euros (€180,000).

Following a decision of the general meeting dated 18 December 2008, the partners have noted the performance of a capital increase of a total amount of EIGHT HUNDRED THOUSAND TWELVE Euros AND SEVEN CENTS (€800,012.07) including the issue premium, by a cash contribution.

Following a decision of the general meeting dated 29 June 2009, the partners have observed:

•                      the performance of a capital increase in an amount of two million two hundred twenty thousand and one Euros and thirty-five cents (€2,220,001.35) including the issue premium, by a cash contribution.

•                      the performance of a capital increase in the amount of twenty-one thousand eight hundred four (21,804) Euros by means of exercising a full ratchet attached to the 50,859 preferential shares in the P class existing on that date and the conversion into 72,663 preferential shares in the “Pbis” class, with the 21,804 new shares being released by a sum of 21,804 Euros on the account “Issue premium’’.

By a decision of the Chairman dated 18 July 2012, the Company’s share capital was increased, in cash, by a nominal amount of eighteen thousand forty-six Euros (€18,046), to take it from five hundred forty-one thousand two hundred ninety-eight Euros (€541,298) to five hundred fifty-nine thousand three hundred forty-four Euros (€559,344), corresponding to the subscription of a total amount of one hundred ninety-eight thousand six hundred eighty-six Euros and forty-six cents (€198,686.46), including the issue premium, by the creation and issue at the unit price of eleven Euros and one cent (€11.01), with an issue premium of ten Euros and one cent (€10.01), of eighteen thousand and forty-six (18,046) new ordinary shares of the O Class, subscribed by way of the conversion of 13.500 convertible bonds named “OCA Reserved2011” and 4,546 convertible bonds named “OCA 2011” that were fully paid up at the time of subscription by offsetting them against the bond debt.

By a decision of the Mixed General Meeting (Extraordinary and ordinary) dated 18 July 2012:

•                   the Company’s share capital was increased, in cash, by a nominal amount of one hundred seventy-five thousand ninety-nine Euros (€175,099), to take it from five hundred fifty-nine thousand three hundred forty-four Euros (€559,344) to seven hundred thirty-four thousand four hundred forty-three Euros (€734,443), corresponding to the subscription of a total amount of one million eight hundred thousand seventeen Euros and seventy-two cents (1,800,017.72 €), including the issue premium, by the creation and issue at the unit price of ten Euros and twenty eight cents (€10.28), with an issue premium of nine Euros and eighteen cents (€9.28), of one hundred seventy-five thousand ninety-nine (175,099) new preferential shares of the “P2” class, subscribed in cash and fully paid up at the time of subscription;

•                   the eighteen thousand forty-six (18,046) new ordinary shares of the O Class, issued by way of the conversion of 13,500 convertible bonds, named “OCA Biophytis Reserved2on”, and 4,546 convertible bonds called “OCA Biophytis2oi 1”, have been converted into eighteen thousand and forty-six (18,046) shares

By a decision of the Chairman dated 18 July 2012, the Company’s share capital was increased, in cash, by a nominal amount of nineteen thousand four hundred eighty-four Euros (€19,484), to take it from seven hundred thirty-four thousand four hundred forty-three Euros (€734,443) to seven hundred fifty-three thousand, nine hundred twenty-seven Euros (€753,927), by means of exercising a full ratchet attached to the 201,635 preferential shares of the “P” class, and 72,663 existing preferential shares in the “Pbis” class as of such date, and the conversion of said shares into two hundred ninety-three thousand seven hundred eighty-two (293,782) preferential shares of the “Pbis” class, including nineteen thousand four hundred eighty-four (19,484) new preferential shares of the “Pbis” class issued at par, with 19,484 new preferential shares of the “Pbis” class being released by the deduction of a sum of 19,484 Euros on the “Issue premium.”

By a decision of the General Meeting of Shareholders dated 22 May 2015, the par value of the shares was divided by five to be twenty Euro cents (€0.20).

By a decision of the Board of Directors of 10 July 2015 acting on behalf of the Mixed General Meeting of Shareholders held on 27 May 2015, the Company’s share capital was increased, in cash, by a nominal amount of 334,500 Euros to take it from 753,927 Euros to 1,088,427 Euros, corresponding to the subscription of a total amount of 10,035,000, including the issue premium, by the creation and issue at the unit price of 6 Euros, with an issue premium of 5.80 Euros, of 1,672,500 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Board of Directors of 7 August 2015 acting on behalf of the Mixed General Meeting of Shareholders held on the 27 May 2015, the Company’s share capital was increased, in cash, by a nominal amount of 133,340 Euros to take it from 1,088,427 Euros to 1,221,767 Euros, corresponding to the subscription of a total amount of 6,000,300, including the issue premium, by the creation and issue at the unit price of 9 Euros, with an issue premium of 8.80 Euros, of 666,700 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Board of Directors on 23 September 2015 acting on behalf of the Mixed General Meeting of Shareholders held on 27 May 2015, the Company’s share capital was increased, in cash, by a nominal amount of 4,583.20 Euros to take it from 1,221,767 Euros to 1,226,350.20 Euros corresponding to the subscription of a total amount of 137,496.00, including the issue premium, by the creation and issue at the unit price of 6.00 Euros, with an issue premium of 5.80 Euros, of 22,916 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Board of Directors of 4 December 2015 acting on behalf of the Mixed General Meeting of Shareholders held on 27 May 2015, the Company’s share capital was increased, in cash, by a nominal amount of 11,550 Euros to take it from 1,226,350.20 Euros to 1,237,900.20 Euros, corresponding to the subscription of a total amount of 346,500 Euros, including the issue premium, by the creation and issue at the unit price of 6.00 Euros, with an issue premium of 5.80 Euros, of 57,750 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Board of Directors of 15 March 2016 acting on behalf of the Mixed General Meeting of Shareholders held on 27 May 2015, the Company’s share capital was increased, in cash, by a nominal amount of 1,200 Euros to take it from 1,237,900.20 Euros to 1,239,100.20 Euros, corresponding to the subscription of a total amount of 50,400 Euros, including the issue premium, by the creation and issue at the unit price of 8.40 Euros, with an issue premium of 8.20 Euros, of 6,000 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Board of Directors of 29 September 2016 acting on behalf of the Mixed General Meeting of Shareholders held on 22 May 2015, the Company’s share capital was increased, in cash, by a nominal amount of 5,600 Euros to take it from 1,239,100.20 Euros to 1,244,700.20 Euros, corresponding to the subscription of a total amount of 57,680 Euros, including the issue premium, by the creation and issue at the unit price of 2.06 Euros, with an issue premium of 1.86 Euros, of 28,000 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased, in cash, by a nominal amount of 223,489.80 Euros to take it from 1,244,700.20 Euros to 1,468,190 Euros, corresponding to the subscription of a total amount of 3,184,729.65 Euros, including the issue premium, by the creation and issue at the unit price of 2.85 Euros, with an issue premium of 2.65 Euros, of 1,117,449 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased, in cash, by a nominal amount of 38,596.40 Euros to take it from 1,468,190 Euros to 1,506,786.40 Euros, corresponding to the subscription of a total amount of 549,998.70 Euros, including the issue premium, by the creation and issue at the unit price of 2.85 Euros, with an issue premium of 2.65 Euros, of 192,982 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Chief Executive Officer dated 16 May 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased, in cash, by a nominal amount of 24,489.80 Euros to take it from 1,506,786.40 Euros to 1,531,276.20 Euros, corresponding to the subscription of a total amount of 376,604.08 Euros by the conversion of 30 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00, into 122,449 new ordinary shares at a conversion price of 2.45 Euros each.

By a decision of the Chief Executive Officer dated 16 May 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased, in cash, by a nominal amount of 36,734.60 Euros to take it from 1,531,276.20 Euros to 1,568,010.80 Euros corresponding to the subscription of a total amount of 564,906.12 Euros by the conversion of 45 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00, into 183,673 new ordinary shares at a conversion price of 2.45 Euros each.

By a decision of the Chief Executive Officer dated 27 May 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased by a nominal amount of 20,491.80 Euros to take it from 1,568,010.80 Euros to 1,588,502.60 Euros, corresponding to the subscription of a total amount of 272,264.34 Euros by the conversion of 25 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00, into 102,459 new ordinary shares at a conversion price of 2.44 Euros each.

By a decision of the Chief Executive Officer dated 31 May 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased by a nominal amount of 20,833.20 Euros to take it from 1,588,502.60 Euros to 1,609,335.80 Euros, corresponding to the subscription of a total amount of 268,309.43 Euros by the conversion of 25 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00, into 104,166 new ordinary shares at a conversion price of 2.40 Euros each.

By a decision of the Chief Executive Officer, dated 2 June 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased by a nominal amount of 17,021.20 Euros to take it from 1,609,335.80 Euros to 1,626,357 Euros, corresponding to the subscription of a total amount of 217,038.30 Euros by the conversion of 20 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00, into 85,106 new ordinary shares at a conversion price of 2.35 Euros each.

By a decision of the Chief Executive Officer dated 7 June 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased by a nominal amount of 17,021.20 Euros to take it from 1,626,357 Euros to 1,643,378.20 Euros corresponding to the subscription of a total amount of 217,038.30 Euros by the conversion of 20 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00, into 85,106 new ordinary shares at a conversion price of 2.35 Euros each.

By a decision of the Chief Executive Officer dated 9 June 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased by a nominal amount of 52,765.80 Euros to take it from 1,643,378.20 Euros to 1,696,144 Euros corresponding to the subscription of a total amount of 720,545.53 Euros by the conversion of 62 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00, into 263,829 new ordinary shares at a conversion price of 2.35 Euros each.

By a decision of the Chief Executive Officer dated 9 June 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased by a nominal amount of 87,659.40 Euros to take it from 1,696,144 Euros to 1,783,803.40 Euros, corresponding to the subscription of a total amount of 1,291,751.49 Euros by the conversion of 103 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00, into 438,297 new ordinary shares at a conversion price of 2.35 Euros each.

By a decision dated 7 July 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased by a nominal amount of 136,986.20 Euros to take it from 1,783,803.40 Euros to 1,920,789.60 Euros corresponding to the subscription of a total amount of 3,102,054 Euros by the conversion of 200 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00 Euros, into 684,931 new ordinary shares at a conversion price of 2.92 Euros each.

By a decision dated 10 July 2017, acting by a delegation of the Board of Directors dated 3 April 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 10 June 2016, the Company’s share capital was increased by a nominal amount of 68,493 Euros to take it from 1,920,789.60 Euros to 1,989,282.60 Euros, corresponding to the subscription of a total amount of 1,369,175 Euros by the conversion of 100 bonds redeemable in cash and/or into new and/or existing shares, each with a par value of 10,000.00 Euros, into 342,465 new ordinary shares at a conversion price of 2.92 Euros each.

By a decision of the Chief Executive Officer dated 12 October 2017, acting by a delegation of the Board of Directors dated 10 October 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 16 June 2017, the Company’s share capital was increased, in cash, by a nominal amount of 397,800 Euros to take it from 1,989,282.60 Euros to 2,387,082.60 Euros corresponding to the subscription of a total amount of 10,442,250 Euros, including the issue premium, by the creation and issue at the unit price of 5.25 Euros, with an issue premium of 5.05 Euros, of 989,000 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Board of Directors on 26 October 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 22 May 2015, the Company’s share capital was increased, in cash, by a nominal amount of 3,000 Euros to take it from 2,387,082.60 Euros to 2,390,082.60 Euros corresponding to the subscription of a total amount of 30,900 Euros, including the issue premium, by the creation and issue at the unit price of 2.06 Euros with an issue premium of 1.86 Euros, of 15,000 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

By a decision of the Chief Executive Officer dated 2 November 2017, acting by a delegation of the Board of Directors dated 31 October 2017, acting on behalf of the Mixed General Meeting of Shareholders held on 16 June 2017, the Company’s share capital was increased, in cash, by a nominal amount of 302,600 Euros to take it from 2,390,082.60 Euros to 2,692,682.60 Euros corresponding to the subscription of a total amount of 7,565,000 Euros, including the issue premium, by the creation and issue at the unit price of 5 Euros with an issue premium of 4.8 Euros, of 1,513,000 new ordinary shares, subscribed in cash and fully paid up at the time of subscription.

Article 7 — Share capital

The share capital is set at the sum of EUR 2,692,682.60 (two million six hundred ninety-two thousand six hundred eighty-two Euros and sixty Euro cents).

It is divided into 13,463,413 ordinary shares of 0.20 Euro each, fully subscribed and paid up and all of the same class.

Article 8 - Change to the capital

1.         The share capital may be increased by any methods and according to any procedures required by the law.

The Extraordinary General Meeting is solely authorised to decide, on the report of the Board of Directors, any immediate or future capital increases. It may delegate its competence or its powers to the Board of Directors.

Shareholders have, proportionally to the number of shares they hold, a preferential subscription right for shares issued for cash in order to carry out a capital increase, a right which they may individually waive. The Extraordinary General Meeting may decide to delete these preferential subscription rights under the legal conditions.

2.   The capital reduction is authorised or decided by the Extraordinary General Meeting and can in no way impair the equality of shareholders.

Reducing the capital to an amount below the legal minimum may only be decided under the condition precedent of a capital increase intended to take it at least to the legal minimum, unless the Company does not become a company of another form requiring a capital greater than the share capital after its reduction.

Failing this, any interested party may legally request the dissolution of the Company. This may not be pronounced if, on the day the court rules on the merits, the situation has been rectified.

Article 9 - Depreciation of capital

The depreciation of capital may be decided by the Extraordinary General Meeting of Shareholders and must be completed, by means of distributable income within the meaning of Article L.232-11 of the Commercial Code, by way of equal reimbursement on each share of the same class. This does not entail capital reduction. Fully or partially depreciated shares lose accordingly against the right to the reimbursement of the par value. They conserve all their other rights.

Article 10 - The payment of shares

During a capital increase, cash shares are paid up to at least one quarter of their nominal value and, if applicable, of the entire issue premium.

The remainder must be paid in one or several instalments when called by the Board of Directors, within five years from the date on which the operation became final in the event of a capital increase.

Calls for funds are brought to the attention of subscribers and shareholders at least one month before the date set for each payment by registered letter with acknowledgement of receipt or by an announcement inserted in a newspaper that publishes legal notices at the location of the registered office.

A shareholder who does not make the payments due on the shares at their maturity is, automatically and without prior notice, liable vis-à-vis the Company for late interest, calculated on a daily basis, from the date of the maturity, at the legal rate for commercial matters, increased by three points.

The Company shall have, in order to obtain the payment of these sums, the right of execution and penalties provided for by articles L.228-27 et seq. of the Commercial Code.

Article 11 — The form of shares

Shares are registered or bearer shares, at the choice of their holders, subject to certain legal provisions relating to the form of the shares held by certain natural persons or legal entities. They may only be bearer shares after their full release.

The Company may at any time request, for consideration at its expense, under the legal conditions and regulations in force, the central depository, the name or denomination, nationality, year of birth or year of incorporation, the address of the holders of securities conferring immediate or future voting rights in its own meetings of shareholders, as well as the quantity of securities held by each of them and, if applicable, the restrictions to which such securities may be subject.

Article 12 - The assignment of shares — Rights and obligations attached to the shares - The crossing of thresholds

12.1.                     The assignment of shares

Shares are freely assignable as they are released according to the conditions stipulated by law.

They may remain negotiable after the dissolution of the Company and until the closure of the liquidation.

They must be registered in an account and are assigned by wire transfer from account to account, under the conditions and according to the methods stipulated by law and the regulations in force.

The provisions of this article shall apply, generally, to all assignable securities issued by the Company.

12.2.                     Rights and obligations attached to the shares

Each share entitles, in the profits and corporate assets, to an amount proportional to the portion of the share capital it represents. It gives the right to participate, under the conditions set by law and these Articles of Association, in the general meetings and to vote on the resolutions.

The ownership of a share automatically entails the acceptance of these articles of association and the decisions of the General Meeting of the Company.

Shareholders are only liable for the company’s debt up to the limit of their contributions.

The rights and obligations attached to the shares follow the title regardless of the holder.

Whenever it is necessary to own several shares to exercise a particular right, in the event of exchange, grouping, share allocation, increase or reduction of capital, merger or any other corporate transaction, the holders of isolated securities, or of a number less than that required, may exercise this right only on the condition of being personally responsible for the grouping and, possibly, of the buying or selling of a number of the shares required.

12.3.           The crossing of thresholds

Any natural person or legal entity, acting alone or in a group, within the meaning of Article L. 233-10 of the Commercial Code, that comes to hold or ceases to hold a number of shares representing a fraction equal to 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% or 95% of the share capital or voting rights, is obligated to notify the Company at the latest before the close of trading on the fourth trading day following the day on which the aforementioned participation threshold is crossed, specifying the number of shares and voting rights held. The person liable for the information provided for above specifies the number of securities that it holds giving access to the capital in the future and the voting rights attached thereto, as well as any other information required by the texts.

In addition, any natural person or legal entity, acting alone or in a group, that comes to hold or ceases to hold a number of shares representing a fraction equal to 50% or 95% of the share capital or voting rights, is required to inform the Autorité des Marchés Financiers (Authority of the Financial Markets) at the latest before the close of trading on the fourth trading day following the day on which the aforementioned participation threshold is crossed, under the conditions laid down in the General Regulation of the Autorité des Marchés Financiers.

If they have not been reported in the above-mentioned conditions, the shares exceeding the fraction that should have been declared are deprived of the right to vote in accordance with the provisions of the French Commercial Code.

12.4.           Mandatory Public Offer

As long as the securities issued by the Company are admitted for trading on Altemext, any natural person or legal entity, acting alone or in group within the meaning of Article L. 233-10 of the Commercial Code, that comes to hold, directly or indirectly, more than 50% of the share capital or voting rights of the Company, is required to file a public offer project under the legal conditions and regulations in force.

Article 13 — The indivisibility of shares - Bare Ownership - Usufruct

1.  The shares are indivisible as regards the Company.

The co-holders of undivided shares are represented at the general meetings by one of them, or by a single proxy. In case of disagreement, the agent is appointed by the court at the request of the most diligent co-holder.

2.  The right to vote is vested in the usufructuary for ordinary general meetings and in the bare holder for extraordinary general meetings. However, shareholders may agree on any other allocation of the right to vote at general meetings. The agreement is notified by registered letter to the Company, which shall be held to enforce this agreement for any meeting held after the expiry of a one-month period following the sending of the letter.

The right to vote shall be exercised by the holder of the securities pledged as collateral.

Article 14 - Voting rights attached to the shares

14.1.    Subject to the provisions of article 14.2 below, the voting rights attached to the capital or dividend shares are proportional to the capital they represent. Each share gives the right to one vote.

14.2.    However, a voting right is assigned to all fully paid-up shares and justifying a nominal registration for at least two years in the name of the same beneficiary.

In the event of an increase of capital through the incorporation of reserves, profits or issue premiums, the double right to vote shall be granted, as they are released, to new shares allocated to a shareholder by reason of old shares by virtue of which he was already benefiting from this right.

Legal entities that are shareholders benefiting from this double right to vote will keep it if they are the subject of a merger or demerger involving the transfer of their shares.

TITLE III COMPANY MANAGEMENT

Article 15 - Board of Directors

The Company is managed by a Board of Directors comprising at least three (3) members and which cannot exceed eighteen (18) members or more, subject to the exemption provided by law in the event of a merger.

Article 16 — The appointment and removal of directors

I. The appointment and removal of directors

During the life of the Company, directors shall be appointed by the Ordinary General Meeting. However, in the event of a merger or demerger, the appointment may be made by the Extraordinary General Meeting. Their term of office is three (3) years. The term ends at the close of the Ordinary Meeting of Shareholders having voted on the accounts for the previous financial year, held in the year in which the office of such director ends.

All outgoing directors are eligible for reappointment indefinitely, subject to the fulfilment of all terms and conditions of this article.

Directors can be removed and replaced at any time by the Ordinary General Meeting.

No person may be appointed as a director if, having exceeded the age of seventy five (75) years, his appointment results in more than one-third of the members of the Board being over this age. If the proportion of one-third is exceeded, the oldest director shall be deemed to have resigned of his own account at the end of the next Ordinary General Meeting.

Any natural person who is a director must, both during his appointment and for the entire term of their office, comply with the legal provisions regarding the accumulation of mandates that the same natural person may hold within limited corporations having their registered offices in continental France, except as provided for by the law.

A Company employee may not be appointed director, unless his employment agreement corresponds to an actual position. The number of directors bound to the Company by an employment agreement may not exceed one-third of the directors in office.

II.    A legal entity that is a director

Directors may be legal entities or natural persons. In the latter case, during his appointment, the legal entity must designate a permanent representative who is subject to the same conditions and obligations and who incurs the same civil and criminal liabilities as if he were a director in his own name, without prejudice to the joint liability of the legal entity that he represents. The permanent representative of a director which is a legal entity is subject to the age conditions concerning directors who are natural persons.

The mandate of the permanent representative appointed by the legal entity appointed as director shall be the term of the office of the latter.

If the legal entity revokes the authority granted to its permanent representative, it is required to immediately inform the Company, by registered letter, of this revocation and the identity of its new permanent representative. This same rule applies in case of the death or resignation of a permanent representative.

The appointment of a permanent representative as well as the termination of his office are subject to the same publication formalities as if he were a director in his own name.

III.    Vacancy, death, resignation

In the event of a vacancy by the death or resignation of one or more directorships, the Board of Directors may, between two general meetings, make temporary appointments.

When the number of directors has fallen below the legal minimum, the remaining directors must immediately convene an Ordinary Meeting to fill the vacancies on the Board.

Temporary appointments made by the Board are subject to ratification at the next Ordinary General Meeting. Failing ratification, the deliberations and actions that have already been carried out by the Board are, nonetheless, valid.

Article 17 — The organisation and deliberations of the Board

I.                     President

The Board of Directors shall elect, from among its members, a Chairman, who must be, on pain of the nullity of the appointment, a natural person. The Board of Directors decide the amount of his remuneration.

The Chairman of the Board of Directors organises and directs the work of the Board, reporting on it at the meeting. The Chairman oversees the proper operation of the Company’s bodies, and ensures, in particular, that the directors are able to fulfil their duties.

A director may not be appointed to be Chairman if he is seventy five (75) years old or older. If the Chairman exceeds this age, he shall be deemed to have resigned of his own account at the end of the next meeting of the Board of Directors.

The Chairman is appointed for a term that cannot exceed that of his term as director. He can be re-elected.

The Board of Directors may remove him at any time.

In case of the temporary unavailability or death of the Chairman, the Board of Directors may delegate a director to carry out the duties of Chairman.

In case of temporary unavailability, this delegation is granted for a limited period; it is renewable. In the event of death, this delegation is valid until the election of a new Chairman.

II.                 Meetings of the Board

The Board of Directors shall meet as often as required by the interests of the Company, when convened by its chairman.

The call for a meeting shall be given in writing (fax, simple letter, email) and sent to reach the members of the Board of Directors no later than eight days before the meeting of the Board, and such a call for a meeting must to be accompanied by the necessary documents to assess the decisions or information which will be submitted to the Board. This period for the meeting may be reduced to two (2) days if necessary, it being specified that such call for a meeting shall be considered void if more than 1/4 of Directors are not present or represented.

If the Board has not met for more than three (3) months, at least one-third of the members of the Board of Directors may request that the Chairman convene it to discuss a particular agenda.

The Chief Executive Officer may also ask the Chairman to convene the Board of Directors to discuss a particular agenda.

The Chairman is bound by the requests sent to him under the two preceding paragraphs.

Meetings may be convened by any means, even verbally.

The Board meets at the registered office or at any other location (in France or abroad) appointed in the call for a meeting, it shall be chaired by the Chairman or, in case of incapacity, by the member appointed by the Board to chair it.

Board meetings are chaired by the Chairman of the Board of Directors or the managing director carrying out the duties of Chairman of the Board of Directors or, in their absence, by the oldest of the directors attending the meeting or by a director selected by the Board at the beginning of the meeting.

The Board may appoint, at each meeting, a secretary, even from outside its members.

A register is kept which is signed by the directors participating in the meeting of the Board.

The directors and any other persons asked to attend meetings of the Board of Directors are required to apply discretion with regard to information of a confidential nature described as such by the Chairman.

III.             Quorum, majority

The Board may deliberate validly only if at least half of the directors are present or deemed to be present, subject to the adjustments made by the internal rules in the event of using a videoconference or any other telecommunications means.

Unless otherwise stated in the Articles of Association, and subject to the adjustments made by the internal rules in the event of using a videoconference or any other telecommunications means, decisions are taken by a majority vote of the members present or represented or deemed to be present. In the event of a split vote, the Chairman of the meeting will have the casting vote.

There are considered to be present, for the purposes of calculating the quorum and majority, any directors attending the meeting of the Board via videoconference or other telecommunications means under the conditions defined in the internal regulations of the Board of Directors. However, actual attendance or representation shall be necessary for all deliberations of the Board relating to the approval of the annual financial statements and consolidated accounts, as well as the establishment of the management report and the report on the management of the group, as well as for decisions relating to the dismissal of the Chairman of the Board of Directors, the Chief Executive Officer and the Deputy Chief Executive Officer.

IV.    Representation

Any director may, in writing, request another director to represent him at a meeting of the Board.

Each director may have, during the same meeting, only one of the proxy mandates received pursuant to the preceding paragraph.

These provisions are applicable to the permanent representatives of directors who are a legal entity.

V.     Minutes of the deliberations

The deliberations of the Board of Directors are recorded in minutes prepared in a special register, each with a page numbered and initialled, and kept at the registered office in accordance with the statutory provisions. Minutes are signed by the chairman of the meeting and by at least one director. In the event of an impediment for the chairman of the meeting, the minutes are signed by at the least two directors.

Copies or extracts of the minutes are certified by the Chairman of the Board of Directors, or by the Chief Executive Officer in the event that the general management is not assumed by the Chairman of the Board of Directors, as the option is provided for in Article 19 of these Articles of Association, or by a Chief Executive Officer, either by the managing director temporarily serving as the Chairman of the Board of Directors, or by a person duly empowered to this effect.

VI.    Observers

During the life of the Company, the Ordinary General Meeting may appoint Observers chosen from among the shareholders or otherwise.

The number of Observers may not exceed three (3).

Observers are nominated for a period of three (3) years. Their functions shall terminate at the end of the Ordinary General Meeting of Shareholders called to approve the financial statements for the previous financial year, held in the year during which their duties expire.

All outgoing Observers are eligible for reappointment, subject to the fulfilment of all the terms and conditions of this article.

Observers may be removed and replaced at any time by the Ordinary General Meeting, and no compensation will be due, even if their removal is not on the agenda. The duties of Observers also take effect by the death or incapacity of the observer who is a natural person, [or the] dissolution or winding up for the observer that is a legal entity or resignation.

Observers may be natural persons or legal entities. Where a legal entity is appointed as an observer, it must appoint a permanent representative, a natural person, tasked with representing it at the meetings of the Board of Directors, of which he must notify the Company by any written means. This same rule applies in the event of a change in the permanent representative of a legal entity.

Observers are tasked with ensuring the strict application of the Articles of Association and submitting their comments to the meetings of the Board of Directors.

Observers conduct a general and permanent mission of advice and supervision in the Company. They review the questions that the Board of Directors or its Chairman may submit, for an opinion, to their review.

Observers must be convened at each meeting of the Board of Directors in the same way as the directors, however, their absence may be damaging to the validity of the deliberations of the Board of Directors.

Observers will not have individual or collective powers, only advisory powers, and will not have the right to vote on the Board.

Failure to convene the observer or to transmit documents prior to the meeting of the Board of Directors to the observer(s) may not in any case constitute a cause of nullity of decisions taken by the Board of Directors.

Observers are subject to the same confidentiality obligations as those to which the members of the Board of Directors are subjected.

The functions of the Observers are carried out free of charge: they cannot be given attendance fees. However, on express decision of the Board of Directors, Observers may receive the reimbursement of expenses which they have incurred in the context of their mission. If the Board entrusts the Observers or one of them with a particular mission, they may allocate, in addition to a budget for implementation, a compensation in relation to the importance of the task entrusted.

Article 18 — Powers of the Board of Directors

The Board of Directors determines the strategies of the Company’s business and ensures their implementation.

Subject to the powers expressly granted to general meetings and within the limits of corporate purpose, the Board of Directors handles all issues concerning the proper operation of the Company and resolves the matters that concern it through its deliberations.

In relations with third parties, the Company is bound even for the actions of the Board of Directors which do not fall within the corporate purpose, unless it can prove that the third party knew that the action exceeded this purpose or could not ignore it considering the circumstances, it being excluded that the mere publication of the articles of association suffices to constitute this proof.

The Board of Directors shall carry out whatever checks and inspections it considers necessary.

Every director must receive the necessary information to accomplish his duties and may obtain from the general management all documents that he deems useful.

The Board of Directors may decide to create study committees responsible to study any issues that the Board or the Chairman shall submit.

Article 19 — General management - The delegation of powers

I.            Organisational principles

In accordance with the legal provisions, the general management of the Company is carried out under his responsibility, either by the Chairman of the Board of Directors, or by another natural person appointed by the Board of Directors and bearing the title of Chief Executive Officer.

The choice between these two terms and conditions for exercising the general management is made by the Board of Directors, which must inform the shareholders and third parties in accordance with the regulatory conditions.

The deliberations of the Board regarding the choice of the general management of the Company are taken by a majority of the directors present or represented or deemed to be present subject to the specific provisions provided for in article 17-III in the event of the participation of the directors in the meeting of the Board via video conferencing or by other telecommunications means.

The choice thus made by the Board of Directors shall be valid until the expiry of the term of office of the appointed Chief Executive Officer, regardless of the cause of such expiry, including, in particular, removal.

Where the general management of the Company is carried out by the Chairman of the Board of Directors, the following provisions relating to the Chief Executive Officer shall be applicable to him.

II.        General Management

Chief Executive Officer

Depending on the choice made by the Board of Directors in accordance with the provisions of the paragraph above, the general management of the Company is carried out either by the Chairman of the Board of Directors, or by a natural person, director or not, shareholder or not, appointed by the Board of Directors, and bearing the title of Chief Executive Officer.

If the Board of Directors chooses to separate the functions of Chairman and Chief Executive Officer, it shall appoint the Chief Executive Officer, set the term of his office, decide the amount of his remuneration and, if applicable, the extent of his powers.

The duties of the Chief Executive Officer are terminated automatically on the last day of the civil quarter during which he has reached his sixty-fifth birthday. Where, during his office, this age limit has been reached, the Chief Executive Officer shall be deemed to have resigned ex officio and a new Chief Executive Officer will be appointed.

The Chief Executive Officer may be removed at any time by the Board of Directors. When the Chief Executive Officer does not assume the functions of Chair of the Board of Directors, his removal may give rise to damages, if it is decided, without cause.

The Chief Executive Officer is vested with the broadest powers to act in all circumstances in the name of the Company. He exercises these powers within the limit of the corporate purpose and subject to those powers that the Law expressly grants to the meetings of shareholder and the Board of Directors.

The Chief Executive Officer represents the Company in its dealings with third parties. The Company is bound even for the actions of the Board of Directors which do not fall within corporate purpose, unless it can prove that the third party knew that the action exceeded this purpose or could not ignore it considering the circumstances, it being excluded that the mere publication of the articles of association suffices to constitute this proof.

Deputy Chief Executive Officers

Upon the proposal of the Chief Executive Officer, whether this function is assumed by the Chairman of the Board of Directors or by another person, the Board of Directors may appoint one or more natural persons, appointed as Deputy Chief Executive Officers, who are chosen or not among the directors and shareholders, to assist the Chief Executive Officer. The number of Deputy Chief Executive Officers may not exceed five. If the Deputy Chief Executive Officer is a director, the term of his duties may not exceed that of his office as director.

The duties of the Deputy Chief Executive Officers are terminated automatically on the last day of the civil quarter during which he has reached his sixty-fifth birthday. Where, during office, this age limit has been reached, the Deputy Chief Executive Officers in question shall be deemed to have resigned on his own.

The Deputy Chief Executive Officers may be removed at any time by the Board of Directors on the recommendation of the Chief Executive Officer. Their removal without just cause may give rise to damages.

In agreement with the Chief Executive Officer, the Board of Directors determines the scope and term of powers delegated to Deputy Chief Executive Officers. Deputy Chief Executive Officers have, vis-à-vis third parties, the same powers as the Chief Executive Officer.

When the Chief Executive Officer ceases to or is unable to perform its functions, the Deputy Chief Executive Officers, unless otherwise decided by the Board, keep their positions and their responsibilities until the new Chief Executive Officer is appointed.

The Board of Directors determines the compensation of the Deputy Chief Executive Officers.

III.             The delegation of powers

The Board of Directors may entrust to agents, directors or otherwise, the permanent or temporary missions that it determines, delegate powers to them and fix the remuneration that it deems appropriate.

Article 20 — The compensation of directors

The General Meeting of Shareholders may grant these directors, as remuneration for their activity, as attendance fees, a fixed annual sum that the Meeting will determine, without being bound by the previous decisions made. The amount thereof is allocated to operating expenses.

The Board of Directors freely distributes among its members the total sums allocated to the directors in the form of directors’ fees; it may allocate to the directors who are members of the study committees, an amount greater than that of other directors.

The Board of Directors may allocate exceptional compensation for duties or assignments given to directors.

The Board of Directors may authorise the reimbursement of travel expenses incurred by the directors in the interests of the Company.

Article 21 — Agreements between the Company and a director, the Chief Executive Officer or a Deputy Chief Executive Officer

I.            Agreements submitted to authorisation.

Except for those concerning current operations concluded under normal conditions, any agreement c, directly or through an intermediary, between the Company and one of its directors, the Chief Executive Officers and the Deputy Chief Executive Officers or shareholders holding more than 10% of the voting rights of the Company, or if there is a shareholder company, the company controlling it within the meaning of Article L.233-3 of the Commercial Code, must be subject to the prior authorisation of the Board of Directors.

The same applies to agreements in which one of the persons cited in the previous paragraph is indirectly interested.

There are also submitted for prior authorisation the agreements between the Company and an enterprise, if the Chief Executive Officer, one of the Deputy Chief Executive Officers or one of the directors of the Company is an owner, a partner with unlimited liability, a manager, a director, a member of the supervisory board or, generally, a director of the enterprise.

These agreements must be authorised and approved under the legal conditions.

II.         Prohibited agreements

Under penalty of nullity of the agreement, it is forbidden for directors other than legal entities to contract, in any form whatsoever, loans with the Company, to cover an overdraft, in a current account or otherwise, as well as to use it to secure or endorse their commitments vis-à-vis third parties.

The same prohibition applies to the Chief Executive Officer, the Deputy Chief Executive Officers and the permanent representatives of directors who are legal entities. It also applies to spouses, ascendants and descendants of the persons referred to in this article, as well as any an intermediary.

III.     .Current conventions

The agreements concerning current operations concluded under normal conditions are not subject to the legal procedure for approval and authorisation.

TITLE IV THE AUDITING OF THE ACCOUNTS OF THE COMPANY

Article 22 - The appointment of auditors. Incompatibilities

During the life of the Company, statutory auditors are appointed by the Ordinary General Meeting.

Article 23 - The functions of the statutory auditors

Statutory auditors are invested with functions and the powers conferred upon them by the legal and regulatory provisions.

Statutory auditors are convened to any Meeting of Shareholders no later than when the shareholders themselves are convened.

They are convened at the meeting of the Board of Directors that approves the financial statements for the previous financial year, as well as the intermediary accounts and, if applicable, any other meeting of the Board of Directors no later than when the shareholders themselves are convened.

Statutory auditors are convened by registered letter with acknowledgement of receipt.

When several statutory auditors have been appointed, they can carry out their investigations, checks and controls separately, but they must produce a joint report. In case of disagreement between them, the report must indicate the different opinions expressed.

TITLE V THE GENERAL MEETINGS OF SHAREHOLDERS

Article 24 - Quorum and majority

General Meetings will be held under the conditions set by law.

The Ordinary General Meeting makes all decisions other than those that are reserved for the competence of the Extraordinary General Meeting by law and by these Articles of Association. It shall validly deliberate on first call only if the shareholders present or represented own at least one fifth of the shares with voting rights. On second call, no quorum is required. It is decided by a majority of the votes held by shareholders present or represented.

The Extraordinary General Meeting is the only qualified to modify the Articles of Association in all their provisions. It may deliberate validly only if the shareholders present or represented have at least, on first call, a quarter and, on a second call for a meeting, one fifth of the shares having voting rights. In the absence of this last quorum, the second meeting may be extended to a later date, a maximum of two (2) months later than the date for which it had been called. It is decided by a majority of two thirds of the votes held by shareholders present or represented.

In the event of the use of video conference or other telecommunications means permitted by law in accordance with the terms set forth in Article 25 hereunder, the shareholders who attend the Board meetings via video-conference or by telecommunications means shall be deemed to be present when calculating the quorum and majority.

Article 25 — Call for general meetings

The meetings of Shareholders are called either by the Board of Directors, by the Auditors, or by an agent appointed by a court of law under the conditions and according to the forms stipulated by law, either by the majority shareholders in capital or voting rights after a takeover bid or the assignment of a control block.

They shall be held either at the registered office or at any other place indicated in the call for a meeting.

When the shares of the Company are listed for trading on a regulated market or if all of its shares are not nominative, it is required, at least thirty-five (35) days before the holding of any meeting, to publish in the Bulletin of Mandatory Legal Announcements (BALO [Bulletin des Annonces Légales Obligatoires]) a call for a meeting containing the information required by the texts in force.

Calls for general meetings are carried out by insertion in a newspaper suitable to receive the legal notices at the location of the registered office and, in addition, in the Bulletin of Mandatory Legal Announcements (BALO).

However, if all of the Company’s shares are nominative, the insertions provided for in the preceding paragraph may be replaced by a call for a meeting sent by a simple or registered letter sent to each shareholder, at the expense of the Company. This call for a meeting may also be sent by electronic telecommunications means implemented in accordance with the regulations.

Any shareholder may also, if the Board so decides at the time the meeting is convened, participate and vote at Board meetings via video conference or by any telecommunications means allowing for their identification, under the conditions and following the conditions stipulated by law and orders.

Any Meeting that is irregularly convened can be cancelled. However, action for nullity is not admissible when all shareholders were present or represented.

Article 26 — The agenda for the Meeting

The agenda for meetings is adopted by the person calling the meeting.

However, one or more shareholders fulfilling the legal conditions have the right to require, under the conditions provided by law, the registration on the agenda of points or proposed resolutions. The registration of proposed resolutions is accompanied by the text of the proposed resolution that can be given a brief statement of reasons.

These points or proposed resolutions are placed on the agenda of the meeting and are brought to the attention of shareholders.

The Meeting may not deliberate on a matter that is not on the agenda.

Nevertheless, it may, in all circumstances, remove one or more directors and replace them.

The agenda for a meeting may only be modified on a second call for a meeting.

When the meeting is called to deliberate on changes to the economic or legal organisation of the company in which the business committee has been consulted in application of article L.2323-6 of the French Labour Code, the notice of the latter must be communicated.

Article 27 — Admission to the meetings

Any shareholder may participate personally, by proxy or by correspondence, at general meetings, of any kind.

The right to participate in general meetings is justified:

•                  for nominative shares, by their registration in the nominative share accounts held by the Company, on the third business day preceding the meeting, at midnight, Paris time;

•                  for bearer shares, by their registration in the bearer shares accounts kept by the authorised intermediary, on the third business day preceding the meeting, at midnight, Paris time.

The registration or the entry of securities in the accounts as bearer securities held by the authorised intermediary is recorded by a holding certificate issued by the latter.

However, the Board of Directors may shorten or delete these time limits, provided that it is for the benefit of all shareholders.

Shareholders who have not paid up their shares after the due date shall not have access to the meeting.

Article 28 — The representation of shareholders and voting by correspondence

I.                The representation of shareholders

A shareholder may be represented by another shareholder, by their spouse or by the partner with whom he has entered into a civil solidarity agreement or by any natural person or legal entity of his choice.

Any shareholder may receive the powers issued by other shareholders in order to be represented at a General Meeting, without other limits than those resulting from legal provisions laying down the maximum number of votes that may be available to the same person, both in his name and as a proxy.

II.           Voting by correspondence

From the call for a meeting, a voting by correspondence form and its appendices are given or sent, at the expense of the Company, to any shareholder who so requests in writing.

The Company must grant any request deposited or received at the registered office no later than six days before the date of the meeting.

Article 29 - The bureau of the meeting

The meetings of Shareholders are chaired by the Chairman of the Board of Directors or, in the absence of the Chairman, by a director appointed for this purpose by the Board. Failing this, the meeting shall elect its own chairman.

In case of a call for a meeting by the statutory auditors, by an agent of justice or by the liquidators, the meeting is chaired by the person or by one of the persons who convened the meeting.

The two members of the meeting with the greatest number of votes and accepting this function will be the scrutineers of the meeting.

The bureau of the meeting appoints the secretary, who may be chosen from non-shareholders.

Article 30 - The minutes of the deliberations

The deliberations of the meetings of shareholders are recorded in the minutes prepared by the members of the bureau and signed by them.

They shall indicate the date and place of meeting, the method of the call for a meeting, the agenda, the composition of the bureau, the number of shares participating in the vote, and the quorum reached, the documents and reports submitted to the meeting, a summary of the deliberations, the text of the resolutions subjected to vote and the results of the vote.

Minutes are recorded in a special register which is kept at the registered office in the manner required by law.

If, in the absence of the required quorum, a meeting cannot deliberate regularly, a report by the bureau of said meeting is prepared.

Article 31 - The rights to information and monitoring of shareholders

Before each meeting, The Board of Directors must provide the shareholders with the documents necessary to enable them to vote in an informed manner and to make an informed judgement on the management and functioning of the Company’s business.

From the communication provided for above, every shareholder has the right to ask questions in writing, and the Board of Directors will be responsible for responding to them during the meeting.

At any time, every shareholder will have the right to receive copies of the documents that the Board of Directors has an obligation, depending on the case, to keep available at the registered office, or to send them in accordance with the legislative and regulatory provisions in force.

TITLE VI FINANCIAL YEAR - ANNUAL STATEMENTS - FINANCIAL OR ACCOUNTING INFORMATION - THE ALLOCATION OF INCOME

Article 32 — Financial year

The financial year lasts twelve (12) months. It begins on 1st January and ends on 31 December.

Article 33 - Annual financial statements

At the end of each financial year, the Board of Directors draws up an inventory of the various elements of the assets and liabilities existing as of such date. It also prepares the annual statements.

It prepares a management report on the situation of the Company and its activity during the financial year that just ended, the results of this activity, the progress made and the difficulties encountered, the foreseeable development of this situation and its forecast, the important events occurring between the date of the closing of the financial year and the date on which the report was completed, and finally the activities in research and development.

The annual statements, the management report, and, if applicable, the consolidated financial statements and the report on the group’s management are made available at the registered office, to the statutory auditors at least one (1) month before convening the General Meeting of Shareholders called to approve the Company’s annual statements.

Article 34 — The assignment and distribution of income

If the financial statements for the financial year approved by the General Meeting show a distributable profit as it is defined by law, the General Meeting decides to allocate it to one or several reserves, which it will decide to assign or use, postpone or distribute.

The General Meeting may grant shareholders, for all or part of the dividend distributed or interim dividends, an option to receive the dividend either in cash or in shares, subject to the legal conditions.

Losses, if any, after the approval of the financial statements by the General Meeting, are carried forward to be applied against the profits of subsequent financial years until their extinction.

The portion that each shareholder will have in the profits and his contribution to losses is proportional to its participation in the share capital.

Article 35 - Own equity less than half of the share capital

If, as a result of the losses noted in the accounting documents, the own equity of the Company becomes less than half of the share capital, the Board of Directors shall, within four months of the approval of the accounts showing such losses, convene the Extraordinary General Meeting of Shareholders in order to decide whether the early dissolution of the Company is applicable.

Where dissolution is not pronounced, the Company is required, no later than at the closing of the second year following the year during which the losses were observed, and subject to the provisions of Article L.224-2 of the Commercial Code, to reduce its capital by an amount at least equal to that of the losses that could not be charged on reserves if, within this period, its own equity has not been reconstituted up to the value at least equal to half of the share capital. In the event that these requirements are not complied with, any interested party may legally request the dissolution of the Company. However, the Court may not pronounce the dissolution if, on the day when it rules on the merits, the situation has been rectified.

TITLE VII DISSOLUTION - LIQUIDATION - DISPUTES

Article 36 - Dissolution - Liquidation

At the end of the term set by the Company or in the event of early dissolution, the General Meeting will decide on the method of liquidation and will appoint one or more liquidators and define their powers. These liquidators will exercise their duties in accordance with the law.

In the event of a meeting where all the shares are held by one person, the expiration of the Company or its dissolution for any reason whatsoever entails the universal transfer of the corporate assets to the sole shareholder, a legal entity, without there being a liquidation, subject to the right of objection of the creditors, in accordance with the provisions of Article 1844-5 of the Civil Code.

Article 37 - Disputes

All disputes that may arise during the term of the Company or during its liquidation, whether between the Company and shareholders or directors, or between the shareholders themselves, concerning company affairs, will be judged in accordance with the law and are subject to the jurisdiction of the competent courts.